Exhibit 99.1
RPM Fiscal 2010 Fourth-Quarter and Full-Year Results
Show Marked Improvement Over Prior Year
•	Both industrial and consumer segments post double-digit sales increases in fourth quarter

•	Adjusted net income increases 25% for the quarter and 39% for the year

•	Strong cash flow, liquidity and capital structure to support growth initiatives continue
MEDINA, OH — July 26, 2010 — RPM International Inc. (NYSE: RPM) today reported sharp increases in net income on higher sales for its fiscal 2010 fourth quarter ended May 31, 2010, compared to the prior fiscal year fourth quarter.
Fourth-Quarter Results
RPM’s net sales of $971.5 million increased 13.3% from the $857.3 million reported a year ago. Organic sales improved 11.2%, including volume increases of 9.0%, a net foreign exchange contribution of 2.5% and acquisition growth of 2.1%.
Net income for the fourth quarter was $60.5 million, a 54.0% increase over the $39.3 million earned a year ago. Earnings per diluted share grew 51.6% to $0.47 per diluted share, compared to $0.31 in the year-ago period. Fourth-quarter earnings before interest and taxes (EBIT) of $103.3 million were up 23.7% over EBIT of $83.4 million in the fourth quarter of fiscal 2009.
Excluding one-time charges in both years, adjusted net income for the fiscal 2010 fourth quarter was $68.5 million, a 25.4% increase over net income of $54.6 million in the same period a year ago. Adjusted diluted earnings per share were $0.53, a 26.2% increase over $0.42 a year ago. Fourth-quarter adjusted consolidated EBIT was $111.2 million, a 12.4% increase over EBIT of $98.9 million in the final period of fiscal 2009.
The one-time, non-cash charges to earnings included goodwill and other intangibles impairments of $0.11 per share in the fourth quarter of fiscal 2009 and a loss recognized in the fourth quarter of fiscal 2010 of $0.06 per share upon deconsolidation of the company’s Specialty Products Holding Corp. (SPHC) and its wholly owned subsidiaries on May 31, 2010.
The deconsolidation occurred when SPHC and Bondex International, Inc., a non-operating subsidiary of SPHC, filed Chapter 11 proceedings in Delaware on May 31, 2010. This action was taken to use section 524(g) of the U.S. Bankruptcy Code to permanently resolve current and future asbestos claims associated with Bondex. Neither RPM nor any of its operating subsidiaries are part of the filing. Due to the filing, the results of SPHC’s operating subsidiaries will no longer be consolidated as part of RPM’s financial reports as of June 1, 2010, which is the start of RPM’s 2011 fiscal year.
“Virtually all of our industrial and consumer businesses posted higher sales in the fourth quarter, while our bottom line benefited from favorable product mix attributable to our diversified portfolio of

RPM Fiscal 2010 Fourth-Quarter and Full-Year Results Show Marked Improvement Over Prior Year
July 26, 2010

companies and better plant utilization due to higher sales volume, despite the negative impact of raw material pricing and availability,” stated Frank C. Sullivan, RPM chairman and chief executive officer.
Fourth-Quarter Segment Results
Sales in the company’s industrial segment increased 12.9%, to $633.0 million from $560.5 million in the year-ago fourth quarter. Organic sales improved 10.2%, including volume increases of 7.1%, net foreign exchange gains of 3.0%, and acquisition growth added 2.7%. The segment reported EBIT of $66.1 million, up 28.0% from the adjusted $51.7 million reported a year ago.
“We continued to experience growing demand for most of our industrial product lines and believe that our businesses exposed to U.S. commercial construction markets are nearing the bottom of the economic slump and will begin to generate increased sales volumes in the back half of fiscal 2011,” Sullivan stated. “Our industrial and commercial polymer flooring, high performance corrosion control coatings and commercial roofing businesses all posted double-digit sales gains for the quarter,” he stated.
Sales in RPM’s consumer segment improved 14.0% to $338.5 million from $296.9 million in the fourth quarter a year ago. Nearly all of the increase was organic, including volume increases of 12.5% and 1.5% in net foreign exchange gains. Consumer segment EBIT improved 2.4%, to $52.7 million from $51.4 million in the fiscal 2009 fourth quarter.
“While North American consumer spending remains cautious, the maintenance and repair nature of our comparatively modest price point consumer products, coupled with market share gains and new product introductions, resulted in higher sales. Our plan to significantly increase advertising during the fourth quarter slowed the year-over-year EBIT growth, but positions us well for continuing growth in fiscal 2011,” Sullivan stated.
2010 Fiscal-Year Sales and Earnings
For the year ended May 31, 2010, RPM’s sales increased 1.3%, to $3.41 billion from $3.37 billion a year ago. Of the increase, 0.3% was organic, including a net foreign exchange gain of 1.1%, and acquisition growth was 1.0%. Net income increased 50.5% to $180.0 million from $119.6 million a year ago, while earnings per diluted share improved 49.5% to $1.39 from $0.93. EBIT grew 32.8% to $320.2 million from $241.1 million in fiscal 2009.
Excluding the effect of one-time charges, adjusted net income for fiscal 2010 increased 39.4%, to $188.0 million, from $134.9 million a year ago. Adjusted diluted earnings per share improved 39.4% to $1.45 from $1.04. Adjusted consolidated EBIT increased 27.9%, to $328.1 million in fiscal 2010, over EBIT of $256.6 million in the prior year, excluding one-time charges.
Industrial segment sales in fiscal 2010 declined 1.7% to $2.33 billion from $2.37 billion a year ago. A decline in organic sales of 3.0% included 1.2% in net foreign exchange gains, while acquisition growth contributed 1.3%. For the 2010 fiscal year, adjusted industrial segment EBIT increased 15.7% to $227.2 million from $196.4 million.

RPM Fiscal 2010 Fourth-Quarter and Full-Year Results Show Marked Improvement Over Prior Year
July 26, 2010

Consumer segment sales improved 8.4% to $1.08 billion from $1.00 billion in fiscal 2009. Virtually all of the increase was organic, including volume of 6.6% and 0.7% in foreign exchange gains. Consumer segment EBIT grew 44.2% to $147.0 million from $101.9 million in fiscal 2009.
“Although industrial segment sales declined 1.7% for the year, positive momentum during the fourth quarter is expected to carry over into fiscal 2011, including the expectation that those businesses in the U.S. commercial construction markets will resume sustainable growth within the next couple of quarters. Many of our consumer segment product lines continue to gain market share, most recently in the automotive aftermarket, and the segment will continue its tradition of innovative new product introductions,” Sullivan stated.
Cash Flow and Financial Position
“RPM continues to enjoy strong liquidity, capital position and cash flow. Our acquisition pipeline has more opportunities than we have seen in some time. We look forward to completing a number of transactions in the coming fiscal year from our position of financial strength,” Sullivan stated. “For fiscal 2010, our after-tax cash from operations was a healthy $203.9 million, down 23.6% from the record $267.0 million generated in fiscal 2009. The decline was due to higher working capital requirements, driven by significant sales growth in the fourth quarter. Despite addressing these capital needs, fiscal 2010 operating cash flow was our third best in history,” he stated.
RPM’s net (of cash) debt-to-total capitalization ratio at the end of the quarter was approximately 39.8%, compared to 37.2% at the end of last year’s fourth quarter. The company’s capital expenditures during fiscal 2010 were $23.2 million, compared to depreciation of $61.8 million. Total debt as of May 31, 2010 was $928.6 million, compared to $930.8 million at the end of the 2009 fiscal year. Total cash and cash equivalents were $215.4 million, and RPM had $473.1 million in credit available under its senior revolving and accounts receivable credit facilities, resulting in total liquidity of $688.5 million as of May 31, 2010.
Acquisition Completed
Shortly after the close of the fiscal year, on June 10, 2010, RPM announced that its Performance Coatings Group acquired Hummervoll Industribelegg AS, an $11 million Norwegian supplier and installer of industrial flooring systems. The acquisition was funded using available sources of foreign cash and is expected to be accretive to earnings within one year. Terms were not disclosed.
Pro-Forma Results
“The reorganization filings of SPHC and Bondex allow RPM to enter fiscal 2011 without the Bondex asbestos liabilities and their related cash costs, but also without the sales and earnings contributions of the deconsolidated subsidiaries,” Sullivan stated. The deconsolidated subsidiaries had sales of $319.6 million, or 9.4% of RPM’s total sales, and net income of $11.1 million, or 5.9% of the company’s total net income, equal to approximately $0.08 per share, in fiscal 2010. These deconsolidated subsidiaries include Chemical Specialties Manufacturing Corp.; Day-Glo Color Corp.; Dryvit Systems, Inc.; Guardian Protection Products, Inc.; Kop-Coat, Inc; RPM Wood Finishes Group, Inc. and TCI, Inc.

RPM Fiscal 2010 Fourth-Quarter and Full-Year Results Show Marked Improvement Over Prior Year
July 26, 2010

While RPM continues to own these businesses, their results will no longer be included in RPM’s consolidated financial statements.
The SPHC businesses are operating independently and will be accounted for in the company’s financial statements going forward under the cost method. Additionally, accounting rules regarding non-controlling interests require RPM to record SPHC’s operating business units’ non-controlling ownership interests in certain RPM foreign subsidiaries as a non-cash reduction to net income. On a pro-forma basis for fiscal 2010, that non-cash non-controlling interest would have been $14.4 million, or approximately $0.11 per share.
Assuming the deconsolidation had been in effect during fiscal 2009 and 2010, pro-forma sales would have increased 1.9% in fiscal 2010, to $3.12 billion, from $3.06 billion a year ago. Net income would have been $162.9 million, a 46.8% increase over net income of $111.0 million in fiscal 2009. Pro-forma diluted earnings per share would have increased 46.5%, to $1.26, from $0.86 a year ago.
Business Outlook
“Due to the deconsolidation, our starting point entering fiscal 2011 will be a base of $3.12 billion in sales and $162.9 million in net income, or $1.26 per diluted share, reflecting the impact of deconsolidating the SPHC operating businesses and the accounting for non-controlling interests,” Sullivan stated. “From this base, we expect to grow sales by between 4% and 5%, to approximately $3.25 billion, despite the continuing uncertainty in the global economy, stubbornly high unemployment, continued weakness in the North American housing and commercial construction markets and current raw material cost and availability issues. We anticipate an improvement in earnings per share to a range of $1.35 to $1.40 for fiscal 2011. Pre-tax cash from operations is expected to improve by approximately $50 million per year, reflecting the elimination of cash outlays for asbestos litigation and the absence of a cash contribution from deconsolidated subsidiaries,” Sullivan concluded.
Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-510-0219 or 617-614-3451 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on July 26, 2010 until 11:59 p.m. EDT on August 2, 2010. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 55295311. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

RPM Fiscal 2010 Fourth-Quarter and Full-Year Results Show Marked Improvement Over Prior Year
July 26, 2010

About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Euco, Flowcrete and Universal Sealants. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details are available at www.rpminc.com.
For more information, contact Robert L. Matejka, senior vice president and chief financial officer, at 330-273-5090 or rmatejka@rpminc.com.
# # #
This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves, including for asbestos-related claims and warranty obligations; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2009, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	May 31,		May 31,		May 31,		May 31,
	2010	2009	2010	2009	2010	2009	2010	2009
	(Unaudited)				(Unaudited)
Net Sales	$971,511	$857,341	$3,412,716	$3,368,167	$971,511	$857,341	$3,412,716	$3,368,167
Cost of sales	553,009	499,225	1,977,341	2,015,078	553,009	499,225	1,977,341	2,015,078

Gross profit	418,502	358,116	1,435,375	1,353,089	418,502	358,116	1,435,375	1,353,089
Selling, general & administrative expenses	305,479	260,326	1,105,882	1,093,203	305,479	260,326	1,105,882	1,093,203
Goodwill and other intangible asset impairments		15,462		15,462
Interest expense	16,002	12,151	59,273	54,460	16,002	12,151	59,273	54,460
Investment (income) expense, net	(2,592)	6,603	(7,576)	5,794	(2,592)	6,603	(7,576)	5,794
Other expense (income), net	9,770	(1,111)	9,342	3,302	1,824	(1,111)	1,396	3,302

Income before income taxes	89,843	64,685	268,454	180,868	97,789	80,147	276,400	196,330
Provision for income taxes	29,022	25,379	87,327	61,252	29,022	25,569	87,327	61,442

Net income	60,821	39,306	181,127	119,616	68,767	54,578	189,073	134,888
Less: Net income attributable to noncontrolling interests	302	—	1,090	—	302	—	1,090	—

Net income attributable to RPM International Inc. Stockholders	$60,519	$39,306	$180,037	$119,616	$68,465	$54,578	$187,983	$134,888

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic (b)	$0.47	$0.31	$1.40	$0.93	$0.53	$0.42	$1.46	$1.05

Diluted (b)	$0.47	$0.31	$1.39	$0.93	$0.53	$0.42	$1.45	$1.04

Average shares of common stock outstanding — basic (b)	127,367	126,603	127,047	126,373	127,367	126,603	127,047	126,373

Average shares of common stock outstanding — diluted (b)	128,210	126,771	127,731	127,689	128,210	126,771	127,731	127,689

(a)	Adjusted figures presented remove the impact of the goodwill and other intangibles impairments recorded during the fourth fiscal quarter ended May 31, 2009, and the impact of the loss recognized upon deconsolidation of Specialty Products Holding Corp. and its wholly owned subsidiaries at May 31, 2010.

(b)	The above information reflects our June 1, 2009 adoption of a new accounting pronouncement which requires all unvested restricted stock awards that pay dividends to be considered participating securities for the purpose of computing earnings per share.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	May 31,		May 31,		May 31,		May 31,
	2010	2009	2010	2009	2010	2009	2010	2009
	(Unaudited)				(Unaudited)
Net Sales (e):
Industrial Segment	$632,988	$560,465	$2,328,194	$2,367,401	$632,988	$560,465	$2,328,194	$2,367,401
Consumer Segment	338,523	296,876	1,084,522	1,000,766	338,523	296,876	1,084,522	1,000,766

Total	$971,511	$857,341	$3,412,716	$3,368,167	$971,511	$857,341	$3,412,716	$3,368,167

Gross Profit (e):
Industrial Segment	$281,022	$240,945	$1,008,147	$988,262	$281,022	$240,945	$1,008,147	$988,262
Consumer Segment	137,480	117,171	427,228	364,827	137,480	117,171	427,228	364,827

Total	$418,502	$358,116	$1,435,375	$1,353,089	$418,502	$358,116	$1,435,375	$1,353,089

Income Before Income Taxes (b,e):
Industrial Segment
Income Before Income Taxes (b)	$64,786	$35,767	$225,528	$180,395	$64,786	$51,229	$225,528	$195,857
Interest (Expense), Net (c)	(1,325)	(433)	(1,709)	(582)	(1,325)	(433)	(1,709)	(582)

EBIT (d)	$66,111	$36,200	$227,237	$180,977	$66,111	$51,662	$227,237	$196,439

Consumer Segment
Income Before Income Taxes (b)	$52,699	$50,349	$147,019	$97,279	$52,699	$50,349	$147,019	$97,279
Interest (Expense), Net (c)	44	(1,093)	37	(4,623)	44	(1,093)	37	(4,623)

EBIT (d)	$52,655	$51,442	$146,982	$101,902	$52,655	$51,442	$146,982	$101,902

Corporate/Other
(Expense) Before Income Taxes (b)	$(27,642)	$(21,431)	$(104,093)	$(96,806)	$(19,696)	$(21,431)	$(96,147)	$(96,806)
Interest (Expense), Net (c)	(12,129)	(17,228)	(50,025)	(55,049)	(12,129)	(17,228)	(50,025)	(55,049)

EBIT (d)	$(15,513)	$(4,203)	$(54,068)	$(41,757)	$(7,567)	$(4,203)	$(46,122)	$(41,757)

Consolidated
Income Before Income Taxes (b)	$89,843	$64,685	$268,454	$180,868	$97,789	$80,147	$276,400	$196,330
Interest (Expense), Net (c)	(13,410)	(18,754)	(51,697)	(60,254)	(13,410)	(18,754)	(51,697)	(60,254)

EBIT (d)	$103,253	$83,439	$320,151	$241,122	$111,199	$98,901	$328,097	$256,584

(a)	Adjusted figures presented remove the impact of the goodwill and other intangibles impairments recorded during the fourth fiscal quarter ended May 31, 2009, and the impact of the loss recognized upon deconsolidation of Specialty Products Holding Corp. and its wholly owned subsidiaries at May 31, 2010.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.

(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(e)	The presentation reflects a change in the composition of our reportable segments, which occurred during the second fiscal quarter of 2010. Some business units formerly accounted for in our Consumer reportable segment are now included in our Industrial reportable segment based on the current nature of their business, customers and markets served.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	May 31, 2010	May 31, 2009
Assets
Current Assets
Cash and cash equivalents	$215,355	$253,387
Trade accounts receivable	653,010	661,593
Allowance for doubtful accounts	(20,525)	(22,934)

Net trade accounts receivable	632,485	638,659
Inventories	386,982	406,175
Deferred income taxes	19,788	44,540
Prepaid expenses and other current assets	194,126	210,155

Total current assets	1,448,736	1,552,916

Property, Plant and Equipment, at Cost	924,086	1,056,555
Allowance for depreciation and amortization	(541,559)	(586,452)

Property, plant and equipment, net	382,527	470,103

Other Assets
Goodwill	768,244	856,166
Other intangible assets, net of amortization	303,159	358,097
Deferred income taxes, non-current	—	92,500
Other	101,358	80,139

Total other assets	1,172,761	1,386,902

Total Assets	$3,004,024	$3,409,921

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$299,596	$294,814
Current portion of long-term debt	4,307	168,547
Accrued compensation and benefits	136,908	124,138
Accrued loss reserves	65,813	77,393
Asbestos-related liabilities	—	65,000
Other accrued liabilities	124,870	119,270

Total current liabilities	631,494	849,162

Long-Term Liabilities
Long-term debt, less current maturities	924,308	762,295
Asbestos-related liabilities	—	425,328
Other long-term liabilities	243,829	205,650
Deferred income taxes	43,152	23,815

Total long-term liabilities	1,211,289	1,417,088

Total liabilities	1,842,783	2,266,250

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 129,918; 128,501)	1,299	1,285
Paid-in capital	724,089	796,441
Treasury stock, at cost	(40,686)	(50,453)
Accumulated other comprehensive (loss)	(107,791)	(31,557)
Retained earnings	502,562	427,955

Total RPM International Inc. stockholders’ equity	1,079,473	1,143,671
Noncontrolling interest	81,768	—

Total equity	1,161,241	1,143,671

Total Liabilities and Stockholders’ Equity	$3,004,024	$3,409,921

CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS

	Year Ended
	May 31,
	2010	2009
Cash Flows From Operating Activities:
Net income	$181,127	$119,616
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	61,823	62,379
Amortization	22,430	22,765
Net loss upon deconsolidation of SPHC	7,946
Goodwill and other intangible asset impairments		15,462
Other-than-temporary impairments on marketable securities	260	15,062
Deferred income taxes	32,485	2,468
Stock-based compensation expense	10,030	8,008
Other	(1,768)	(1,316)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) decrease in receivables	(17,748)	181,617
(Increase) decrease in inventory	(15,059)	75,014
Decrease in prepaid expenses and other current and long-term assets	2,230	18,024
Increase (decrease) in accounts payable	19,638	(119,327)
Increase (decrease) in accrued compensation and benefits	7,206	(29,039)
(Decrease) increase in accrued loss reserves	(2,705)	5,167
Increase (decrease) in other accrued liabilities	42,079	(14,040)
Payments made for asbestos-related claims	(92,622)	(69,417)
Other	(53,416)	(25,448)

Cash From Operating Activities	203,936	266,995

Cash Flows From Investing Activities:
Capital expenditures	(23,241)	(54,986)
Acquisition of businesses, net of cash acquired	(73,985)	(16,669)
Purchase of marketable securities	(105,364)	(75,410)
Proceeds from sales of marketable securities	93,972	65,862
Proceeds from the sales of assets or businesses	1,892	852
Decrease in cash due to deconsolidation of SPHC	(18,568)
Other	(1,659)	(1,196)

Cash (Used For) Investing Activities	(126,953)	(81,547)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	314,059	56,816
Reductions of long-term and short-term debt	(319,642)	(51,412)
Cash dividends	(105,430)	(101,836)
Repurchase of stock		(45,360)
Exercise of stock options	14,667	3,188
Other	(2,283)

Cash (Used For) Financing Activities	(98,629)	(138,604)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(16,386)	(24,708)

Net Change in Cash and Cash Equivalents	(38,032)	22,136

Cash and Cash Equivalents at Beginning of Period	253,387	231,251

Cash and Cash Equivalents at End of Period	$215,355	$253,387

PROFORMA CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA

	Proforma Fiscal 2010 (a)
	Three Months Ended				YEAR ENDED
	August 31, 2009	November 30, 2009	February 28, 2010	May 31, 2010	May-10
	(Unaudited)
Net Sales	$843,024	$784,453	$603,083	$885,633	$3,116,193
Cost of sales	479,084	450,042	366,313	501,446	1,796,885

Gross profit	363,940	334,411	236,770	384,187	1,319,308
Selling, general & administrative expenses	249,582	249,245	233,551	273,689	1,006,067
Goodwill and other intangible asset impairments
Interest expense	12,791	14,667	15,796	15,997	59,251
Investment (income) expense, net	(970)	(2,023)	(1,802)	(2,547)	(7,342)
Other expense (income), net	1,191	(1,903)	13	1,813	1,114

Income before income taxes	101,346	74,425	(10,788)	95,235	260,218
Provision for income taxes	33,032	21,959	(2,332)	29,148	81,807

Net income	68,314	52,466	(8,456)	66,087	178,411
Less: Net income attributable to noncontrolling interests	4,586	4,779	1,216	4,948	15,529

Net income attributable to RPM International Inc. Stockholders	$63,728	$47,687	$(9,672)	$61,139	$162,882

Earnings per share of common stock attributable to RPM International Inc. Stockholders — Diluted	$0.49	$0.37	$(0.08)	$0.47	$1.26

(a)	Proforma figures presented as if the deconsolidation of SPHC had occurred prior to fiscal 2010, including the recording of the non-cash non-controlling interest.